Exhibit 10.6

Boston Life Science Licenses Amendment January 2004 HU 919

This Amendment to the License Agreement (this “Amendment”) effective the last day signed below of 2004, is entered into by and between Boston Life Sciences, Inc, a corporation organized and existing under the laws of Massachusetts having its principal offices at 20 Newbury St., 8th Floor, Boston, MA 02116, (hereinafter, “LICENSEE”) and The President and Fellows of Harvard College, a charitable corporation of Massachusetts, having an office at Office of Technology Licensing and Industry Sponsored Research, Harvard Medical School, Gordon Hall of Medicine, Room 414, 25 Shattuck Street, Boston, MA 02115 (hereinafter “HARVARD”).

W I T N E S S E T H:

WHEREAS, a License Agreement (the “License Agreement”) was entered into by and among Neurobiologics, Inc. and HARVARD with an effective date of December 10, 1993;

WHEREAS, LICENSEE desires to more fully focus its research and development efforts on two diseases;

WHEREAS, LICENSEE is a successor organization to Neurobiologics, Inc.

WHEREAS, the parties hereto have determined that it is in their respective best interests to amend Article 1 (“DEFINITIONS”) of the License Agreement to add a definition of FIELD, to amend Paragraph 2.1 to include a limitation of the grant to the FIELD, and to amend Article VI (“DOMESTIC AND FOREIGN PATENT FILING AND MAINTENANCE”) and Article VII (“INFRINGEMENT”) of the License Agreement to more clearly delineate the rights and responsibilities of the parties hereto;

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to the License Agreement.

(a)	Paragraph 1.9 is hereby added:

“FIELD shall mean the diagnosis and/or treatment of (i) Attention Deficit Hyperactivity Disorder and (ii) Parkinson’s Disease.

(b)	Paragraph 2.1 is hereby amended to read:

“HARVARD hereby grants to LICENSEE and LICENSEE accepts, subject to the terms and conditions hereof, a worldwide exclusive license, under PATENT RIGHTS, to make and have made, to use and have used, to sell and have sold the LICENSED PRODUCTS, and to practice the LICENSED PROCESSES, for the life of the patent, solely within the FIELD. Such license shall include the right to grant sublicenses, and LICENSEE agrees to give HARVARD thirty (30) days written notice of the identity of sublicensee prior to executing any sublicense agreement, with respect to the PATENT RIGHTS. In order to provide LICENSEE with a period of exclusivity, HARVARD agrees it will not grant licenses to others except as required in paragraph 2.2(a) or as permitted in paragraph 2.2(b). LICENSEE agrees during the period of exclusivity of this license in the United States that any LICENSED PRODUCT produced for sale in the United States will be manufactured substantially in the United States.”

(c)	Article VI is hereby amended to read:

PATENT FILING, PROSECUTION AND MAINTENANCE

6.1 HARVARD shall own (jointly with Organix or other assignees as applicable), file, prosecute and maintain all U.S. and foreign patent applications and patents included within the PATENT RIGHTS. LICENSEE shall be included in all prosecution-related correspondence with outside patent counsel, shall cooperate with HARVARD in the prosecution, filing and maintenance of the PATENT RIGHTS, and shall be promptly copied on all documents received from or sent to all patent offices involved in examination, interference proceedings, oppositions and other matters related to the PATENT RIGHTS. HARVARD shall consult LICENSEE on each step of the prosecution process regarding exclusivity licensed PATENT RIGHTS and HARVARD shall incorporate LICENSEE’s comments where reasonably practicable, but final decision making authority shall vest in HARVARD.

6.2 Upon execution of this Agreement, LICENSEE shall reimburse HARVARD for past and presently payable patent costs for the preparation, filing, prosecution and maintenance of PATENT RIGHTS. HARVARD shall provide to LICENSEE an itemized invoice of all fees and costs associated with U.S. and foreign patent prosecution, U.S. and foreign patent annuities, and all costs associated with any patent interference proceedings related to the PATENT RIGHTS (“COSTS”) whether such fees and/or costs were incurred before or after the date of this Agreement. LICENSEE shall have the opportunity to review said invoices, and shall have the opportunity to discuss questionable billings incurred after the EFFECTIVE DATE either with HARVARD before HARVARD pays the invoiced billings, or directly with HARVARD’s patent counsel, as HARVARD directs. As directed by HARVARD, LICENSEE shall either pay invoiced billings related to PATENT RIGHTS directly to HARVARD’s patent counsel or shall reimburse to HARVARD the amount of all fees and costs related to PATENT RIGHTS that HARVARD has paid. LICENSEE shall pay to HARVARD, or to HARVARD’s patent counsel if so directed by HARVARD, all amounts due under each invoice under this paragraph within thirty (30) days of the date of receipt of said invoice. Late payment of these invoices shall be subject to interest charges of one and one-half (1 1/2%) per month. If HARVARD shall license PATENT RIGHTS outside the FIELD to a third party, HARVARD will pay to LICENSEE a sum equal to the pro-rata share of past COSTS for PATENT RIGHTS which are now nonexclusive. HARVARD will also invoice present or future COSTS related to nonexclusive patent rights on a pro rata basis. All pro rata calculations will be made using the number of distinct companies granted a license(s) and no other bases.

6.3 HARVARD, Organix and LICENSEE shall cooperate fully in the preparation, filing, prosecution and maintenance of PATENT RIGHTS exclusive to LICENSEE and of all patents and patent applications exclusively licensed to LICENSEE hereunder, executing all papers and instruments or requiring members of HARVARD or of Organix to execute such papers and instruments so as to enable HARVARD to apply for, to prosecute and to maintain patent applications and patents in HARVARD’s and other applicable assignees’ names in any country. HARVARD and LICENSEE shall each provide to the other prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents. After LICENSEE has shown good and sufficient cause to justify a request that HARVARD choose alternate patent counsel, and after having made reasonable attempts to rectify the situation resulting in said good and sufficient cause, HARVARD will not unreasonably withhold consent that alternate patent counsel be chosen. In such event, LICENSEE agrees to bear all costs associated with transfer to alternate patent counsel.

6.4 LICENSEE may elect to surrender its PATENT RIGHTS in any country upon one-hundred-twenty (120) days written notice to HARVARD. Such notices shall not relieve LICENSEE from responsibility to reimburse HARVARD for patent-related expenses incurred prior to the expiration of the one-hundred-twenty (120)-day notice period (or such longer period specified in LICENSEE’s notice).

6.5 In the event HARVARD elects not to pursue, maintain or retain a particular PATENT RIGHT licensed to LICENSEE hereunder, HARVARD shall so notify LICENSEE in sufficient time for LICENSEE to assume the filing, prosecution and/or maintenance of such application or patent at LICENSEE’s expense. In such event, HARVARD shall provide to LICENSEE any authorization necessary to permit LICENSEE to pursue and/or maintain such PATENT RIGHT. LICENSEE shall have no further royalty obligations under this Agreement with respect to any such PATENT RIGHT.

(d)	Article VII is hereby amended to read:

INFRINGEMENT

7.1 With respect to any PATENT RIGHTS that are exclusively licensed to LICENSEE pursuant to this Agreement, LICENSEE shall have the right to prosecute in its own name and at its own expense any infringement of such patent, so long as such license is exclusive at the time of the commencement of such action. Each party agrees to notify the other parties promptly of each infringement of such patents of which that party is or becomes aware. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of HARVARD and Organix and to potential effects on the public interest in making its decision whether or not to sue.

7.2 (a) If LICENSEE elects to commence an action as described above, HARVARD and Organix may, to the extent permitted by law, elect to join as a party in that action. Regardless of whether HARVARD or Organix elects to join as a party, HARVARD and Organix shall cooperate fully with LICENSEE in connection with any such action.

(b) If HARVARD or Organix elects to join as a party pursuant to subparagraph (a), HARVARD and/or Organix shall jointly control the action with LICENSEE.

(c) LICENSEE shall reimburse HARVARD and/or Organix for any costs HARVARD and/or Organix incurs, including reasonable attorneys’ fees, as part of an action brought by LICENSEE, irrespective of whether HARVARD and/or Organix becomes a co-plaintiff.

7.3 No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of HARVARD and Organix, which consent shall not be unreasonably withheld.

7.4 Recoveries or reimbursements from actions commenced pursuant to this Article shall first be applied to reimburse LICENSEE, HARVARD and Organix for litigation costs. Any remaining recoveries or reimbursements shall be shared equally by LICENSEE, HARVARD and Organix.

7.5 If LICENSEE elects not to exercise its right to prosecute an infringement of the PATENT RIGHTS pursuant to this Article, HARVARD and/or Organix may do so at its own expense, controlling such action and retaining all recoveries therefrom. LICENSEE shall cooperate fully with HARVARD and/or Organix in connection with any such action.

7.6 Without limiting the generality of paragraph 11.5, HARVARD may, at its election and by notice to LICENSEE, establish a time limit of sixty (60) days for LICENSEE to decide whether to prosecute any infringement of which HARVARD and/or Organix is or becomes aware. If, by the end of such sixty (60)-day period, LICENSEE has not commenced such an action, HARVARD and/or Organix may prosecute such an infringement at its own expense, controlling such action and retaining all recoveries therefrom. With respect to any such infringement action prosecuted by HARVARD and/or Organix in good faith, LICENSEE shall pay over to HARVARD and/or Organix any payments (whether or not designated as “ROYALTIES”) made by the alleged infringer to LICENSEE under any existing or future SUBLICENSE authorizing LICENSED PRODUCTS, up to the amount of HARVARD and/or Organix’s unreimbursed litigation expenses (including, but not limited to, reasonable attorneys’ fees).

7.7 If a declaratory judgment action is brought naming LICENSEE as a defendant and alleging invalidity of any of the PATENT RIGHTS, HARVARD may elect to take over the sole defense of the action at its own expense. LICENSEE shall cooperate fully with HARVARD and Organix in connection with any such action.

2. Definitions. Capitalized terms used in this Amendment that are not otherwise defined herein shall have the meanings set forth in the License Agreement.

3. General. Except as expressly set forth above, the License Agreement as previously amended remains in full force and effect, without change or modification.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

For:

HARVARD	BOSTON LIFE SCIENCES, INC.

/s/ O. Prem Das	/s/ Marc Lanser
O. Prem Das, Director	Marc Lanser
Office of Technology Licensing and Industry Sponsored Research	President
Harvard Medical School

Date: 5-6-04	Date: 5-7-04